FOR FURTHER INFORMATION, CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
For Immediate Release
Tuesday, October 16, 2018

HAMILTON BEACH BRANDS HOLDING COMPANY NAMES MICHELLE MOSIER SUCCESSOR TO JAMES TAYLOR AS CHIEF FINANCIAL OFFICER

Glen Allen, Virginia, October 16, 2018 -- Hamilton Beach Brands Holding Company (NYSE: HBB) today announced that Michelle Mosier will join the Company on October 29, 2018 and, effective January 1, 2019, will succeed James H. Taylor as Vice President, Chief Financial Officer and Treasurer. Mr. Taylor previously announced that he will retire at the end of 2018 after 35 years of dedicated service.

Ms. Mosier most recently served as Chief Financial Officer for United Sporting Companies. Prior to that, she was Controller for Reynolds Group Holdings, Limited, and before that was Chief Financial Officer for Reynolds Consumer Products. At Hamilton Beach, Ms. Mosier will have overall responsibility for the company’s Finance, Accounting, Internal and External Reporting, Treasury, Tax, Risk Management and Investor Relations functions.

Ms. Mosier also previously served as Vice President and Controller for Circuit City Stores, Inc., and as Corporate Controller for Tredegar Corporation. She began her career with PricewaterhouseCoopers and served as a partner. Ms. Mosier is a Certified Public Accountant. She is a graduate of the University of Virginia with a B.S. in Commerce.

Gregory H. Trepp, president and chief executive officer of Hamilton Beach Brands Holding Company, said, “We are delighted to welcome Michelle to our executive team. Michelle is an accomplished financial executive and has an extensive background with leading consumer products companies and a wide variety of businesses. We are confident Michelle’s leadership and skill set will play a key role in Hamilton Beach Brands Holding achieving our goals in the coming years. We thank Jim Taylor very much for his substantial contributions during his distinguished 35-year career and wish him all the best in retirement.”

About Hamilton Beach Brands Holding Company
Hamilton Beach Brands Holding Company is an operating holding company for two separate businesses. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of branded small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, LLC is a national specialty retailer of kitchenware in outlet and traditional malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.